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[KPC LOGO]


     KUPPER PARKER COMMUNICATIONS APPOINTS SEELING CHIEF ACCOUNTING OFFICER

ST. LOUIS, December 30, 2003 - Kupper Parker Communications, Inc. (OTC/BB:
KPCG.OB), a global marketing communications company, today announced the appointment of Randolph `Randy' Seeling as chief accounting officer and the resignation of John Rezich as chief financial officer and a member of the KPC board of directors, effective December 31, 2003.

Seeling became controller at KPC's St. Louis headquarters in 1997, when Fitzgerald Advertising of New Orleans was merged into KPC. Seeling had been with Fitzgerald since 1979 with responsibilities that included treasurer, controller and manager of their billing and accounting area. He was also an owner of the company. Prior to joining Fitzgerald, Randy spent three years as a staff accountant at J.K. Byrne & Company, a regional CPA firm, performing audits and tax returns for a variety of clients including various banks, savings and loan associations, insurance companies, industrial wholesalers, retailers, manufacturers and an advertising agency.

"Randy Seeling's accounting credentials and his experience integrating the accounting systems of our acquired agencies make him a valuable resource and natural fit for a smooth transition of the senior financial management duties at KPC," said Bruce Kupper, chairman and chief executive officer of KPC.

"Since joining KPC in October 1999, John Rezich has made important contributions to our growth, particularly in acquisitions and restructuring situations that brought us through the economic downturn," Kupper said. "He has expressed a desire to look for another opportunity outside of the company, that will leverage his particular expertise, and we wish him the best in that endeavor."

About Kupper Parker Communications
Headquartered in St. Louis, KPC provides a full range of marketing communications services domestically and internationally through its offices and affiliates in 14 markets in the United States and Europe. KPC's U.S. markets include: Boston; Chicago; Kansas City, Mo.; Louisville, Ky.; Memphis, Tenn.; Melville, NY; Pensacola, Fl.; and St. Louis. KPC extends its services in Europe through an ownership interest in Communications in Business, headquartered in London with offices in Brussels, Dusseldorf, Milan, Paris and Madrid.

KPC ranks in the top 25 independent agency brands in the U.S. according to AdWeek, and in the top 25 independent PR firms according to PRWeek.

SAFE HARBOR
Statements included in this news release may contain forward-looking statements, including but not limited to statements of the Company's plans, objectives, expectations or intentions, that involve risk and uncertainties. The Company's actual results may differ significantly from those projected or suggested in any forward-looking statement due to a variety of factors, which are discussed in detail in the Company's filings with the Securities and Exchange Commission.

More information is located at www.kupperparker.com.

CONTACT:  Mary Scholz Barber
          Kupper Parker Communications
          (314) 290-2013
          mbarber@kupperparker.com